Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS REQUESTS LIFT OF CLINICAL HOLD ON PROELLEX®
Company believes a safe and effective oral dose can be developed based on data from completed studies

THE WOODLANDS, Texas – April 5, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company has requested a lift of the full clinical hold on its oral drug Proellex® being developed for the treatment of uterine fibroids and endometriosis. On August 4, 2009, the FDA noted that further testing of Proellex® was placed on full clinical hold due to findings of serious adverse events associated with liver toxicity.  Previously, on August 3, 2009, Repros unilaterally suspended its then-ongoing Proellex® studies.

In the minutes of the meeting provided on September 3, 2009, the FDA made the following comments (in italics below), each of which is followed by a brief description of the Company's response to those comments:

Information Needed to Resolve the Full Clinical Hold

Before the Full Clinical Hold can be removed, you will need to provide, at a minimum, the information requested below. After we have reviewed the requested information, we may find it necessary to request additional information to support removal of the Full Clinical Hold.

Provide follow-up clinical and laboratory information from all subjects treated with Proellex® who exhibited any laboratory changes indicative of liver injury. These data should show that the liver injury in these subjects has resolved or stabilized.

On March 10, 2010, the Company provided a safety closeout of the roughly six month follow-up of subjects that were previously exposed to Proellex®. All subjects in the follow-up safety database have now exhibited liver enzymes within the normal range. These include the seven subjects that previously experienced serious adverse events. Six were exposed to 50 mg (includes the two Hy’s law cases). The one subject that experienced a liver related SAE at 25 mg was from an earlier Phase II study, during which she received 50mg for a 2 week period.

Provide information regarding serum concentrations of Proellex® in (1) the subjects who had any laboratory evidence of liver injury and (2) subjects who did not exhibit any evidence of liver injury. These data must demonstrate that there is a serum concentration of Proellex® below which there was no laboratory evidence of liver toxicity (i.e., no increase in liver enzymes).

Although serum concentrations were not routinely obtained in the Phase III studies, a clear dose effect emerged. In addition to tracking SAE’s, the Company also tracked liver enzyme elevations that fell outside the normal range. A review of the excursions above the normal range is exhibited in the following figure. The Company believes a clear dose response is apparent. These findings are particularly relevant in light of the observation that the longest duration of exposures occurred in the

25 mg group as part of an extension study, in which 32 subjects were exposed to Proellex® for between 361-720 days. Another 18 subjects were exposed for between 181-360 days. There were three subjects that experienced adverse events associated with elevated liver enzymes. The most notable was the subject previously reported as an SAE. She was randomized to the 25 mg group in the double blind study but she was initially treated with 50 mg Proellex®. The two other subjects that exhibited elevated liver enzymes in the extension study had conditions that may have resulted in elevations separate from that associated with the 25 mg dose. One subject reached liver enzyme elevations of 1.3XULN before discontinuing from the study. The investigator noted the potential for gall stones contributing to the observation. Another subject exhibited elevations of 7.5XULN but she was assessed to be positive for hepatitis C exposure based on the presence of antibodies against the virus.

Provide information regarding the likely mechanism(s) for the Proellex®-induced liver injury and the processes/steps that will be implemented to minimize the risk of liver injury if the Full Clinical Hold is removed.

The Company believes the adverse liver toxicity is a result of dose and subject related events. The toxicity observed presents as a drug induced hepatitis-like reaction. Repros believes these events result from the formation of adducts favored at high concentrations of the drug or its primary metabolite. The Company also believes that there is a subset of individuals, on the order of 7% of the population, that are capable of mounting an immune response to these adducts. In order for the liver toxicity to present itself, both a high concentration of drug and individual sensitivity is required. Repros believes doses of Proellex® at 12.5 mg or less will provide a safe and efficacious treatment for both uterine fibroids and endometriosis.

After the items listed above have been satisfactorily addressed, you can propose a dosing regimen to investigate the efficacy of Proellex®, which will result in serum concentrations of Proellex® (based on the upper bound of the expected 95% confidence limit) that will provide a sufficient margin of safety below the concentrations of Proellex® that were associated with laboratory evidence of liver injury.

The Company believes the data obtained to date indicates a clear dose relationship when viewed from the perspective of liver injury. The Company further believes that the risk of liver injury can be avoided by use of lower doses while still retaining a significant amount of the benefit of the drug. A previous Phase II study yielded strong efficacy outcomes for both the 12.5 mg and 25 mg doses of Proellex®. Though there was a slight drop off in efficacy at the 12.5 mg dose, the difference in results as compared to the 25 mg dose did not reach statistical significance within the study. Though Repros believes that with careful titration serious adverse liver events associated with the 25 mg dose can be minimized, the marginal benefit over the lower 12.5 mg dose does not warrant the risk associated with the 25 mg dose given its close proximity to the 50 mg dose. Based on the efficacy and safety of the 12.5 mg dose exhibited to date, Repros believes a safe dose can be developed at 12 mg or lower. To that end Repros commissioned Dr. Lawrence Fleckenstein PharmD, University of Iowa, to model projected exposure to Proellex® at doses of 12.5 mg and lower to determine the safety margin that might be obtained as compared to the clearly toxic 50 mg dose. Dr. Fleckenstein used available data from several Repros pharmacokinetic studies of the 25 and 50 mg dose of Proellex® to prepare his model. Dr. Fleckenstein’s model predicts that the 95% confidence interval of the maximum circulating concentrations of Proellex® at doses of 12.5 mg or lower are outside the 95% confidence interval of the 50 mg dose and only slightly impinge on the 25 mg 95% confidence interval for maximum concentration.

In the original minutes, the FDA further commented that it believed it would be difficult for the Company to determine a dose that would be both safe and effective.

It is estimated that 200,000 to 300,000 hysterectomies are performed annually in the United States to treat uterine fibroids and endometriosis. Hysterectomies are considered routine procedures and, although estimates vary, roughly 1 in 1000 procedures result in death or 200-300 women die every year in an attempt to gain relief from these conditions. Repros believes low dose Proellex® therapy can provide for a safe alternative to surgery.

In the body of the Company’s request to lift the clinical hold Repros made the following statement:

“Repros requests a lift of the full clinical hold on the Company’s Proellex® program to conduct a single study to determine the potential for developing a “low dose” oral anti-progestin therapy based on telapristone acetate or Proellex®. The Company has prepared a draft of a protocol that it believes will provide guidance for future studies (ZP-203). Repros believes that both the dose and duration of the study will not impose undue risk to study participants but the potential benefit resulting from the development of a safe and effective oral treatment could be large. The Company will commit to refrain from conducting any additional human trials until the results from ZP-203 are reviewed with the FDA and a mutually acceptable action plan can be developed. The Company understands should an unacceptable safety signal emerge in this study or that the potential benefits at the lower doses do not suggest clinical benefit the program may be terminated due to an inadequate risk/benefit profile.”

The Company awaits the FDA’s determination.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex® can be determined,  whether clinical studies of Androxal will be successful, whether the FDA will consider an indication for secondary hypogonadism for Androxal and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.